Exhibit 99 - Unaudited pro forma consolidated financial information


    The following unaudited pro forma financial statements give effect to the sale of the assets and liabilities of the Company's Packaging business to ACX Technologies, Inc. ("ACX") and the application of the proceeds. The unaudited pro forma balance sheet presents the consolidated financial position of Fort James assuming the disposition of the Packaging business had been consummated on June 27, 1999. The unaudited pro forma consolidated statements of operations for the six months ended June 27, 1999 and the year ended December 27, 1998, present the consolidated results of operations of Fort James assuming the disposition had been consummated as of December 28, 1997.

   The unaudited pro forma information gives effect only to the reclassifications and adjustments set forth in the accompanying notes to the unaudited pro forma consolidated financial statements and is not necessarily indicative of the operating results and financial position that might have been achieved had the sale occurred on the date or as of the beginning of the period indicated, nor is it necessarily indicative of the operating results and financial position that may occur in the future.

   The unaudited pro forma information should be read in conjunction with the historical consolidated financial statements of Fort James as contained in its Annual Report on Form 10-K for the year ended December 27, 1998 and the unaudited consolidated interim financial statements contained in its Quarterly Report on Form 10-Q for the six months ended June 27, 1999.

                             FORT JAMES CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                  June 27, 1999

                                                          Pro Forma
                                                         Adjustments
                                             Historical   Increase     Pro Forma
(in millions)                                Fort James  (Decrease)   Fort James
--------------------------------------------------------------------------------
Assets:
Current assets:
   Cash and cash equivalents                    $ 7.7                     $ 7.7
   Accounts receivable                          920.3                     920.3
   Inventories                                  819.2                     819.2
   Deferred income taxes                        110.9                     110.9
   Prepaid expenses and other
     current assets                              34.5                      34.5
-------------------------------------------------------------------------------
    Total current assets                      1,892.6                   1,892.6
-------------------------------------------------------------------------------
Property, plant and equipment                 7,501.4                   7,501.4
Accumulated depreciation                     (3,340.7)                 (3,340.7)
-------------------------------------------------------------------------------
   Net property, plant and equipment          4,160.7                   4,160.7
Goodwill                                        552.4                     552.4
Net assets of discontinued operations           426.2    $(426.2)(a)         -
Other assets                                    551.4                     551.4
-------------------------------------------------------------------------------
    Total assets                            $ 7,583.3    $(426.2)     $ 7,157.1
===============================================================================
Liabilities and Shareholders' Equity:
Current liabilities:
   Accounts payable                           $ 616.6                   $ 616.6
   Accrued liabilities                          558.1                     558.1
   Current portion of long-term debt            235.8                     235.8
-------------------------------------------------------------------------------
    Total current liabilities                 1,410.5                   1,410.5
-------------------------------------------------------------------------------
Long-term debt                                3,658.5    $(680.0)(b)  $ 2,978.5
Deferred income taxes                           733.6                     733.6
Accrued postretirement benefits other
  than pensions                                 438.9                     438.9
Other long-term liabilities                     281.6                     281.6
-------------------------------------------------------------------------------
    Total liabilities                         6,523.1     (680.0)       5,843.1
Shareholders' equity                          1,060.2      253.8 (c)    1,314.0
-------------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity                  $ 7,583.3    $(426.2)     $ 7,157.1
===============================================================================

   The accompanying notes are an integral part of this pro forma information.

                             FORT JAMES CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)
                     For the Six Months Ended June 27, 1999

                                                          Pro Forma
                                                         Adjustments
                                              Historical   Increase   Pro Forma
(in millions, except per share data)          Fort James  (Decrease)  Fort James
-------------------------------------------------------------------------------
Net sales                                      $3,387.5                $3,387.5
Cost of goods sold                             (2,310.7)               (2,310.7)
Selling and administrative expenses              (588.2)                 (588.2)
Restructure and other unusual items                 1.1                     1.1
--------------------------------------------------------------------------------
 Income from continuing operations                489.7                   489.7
Interest expense                                 (121.9)   $ 23.0 (a)    (110.0)
                                                            (11.1)(b)
Other income, net                                  18.1                    18.1
--------------------------------------------------------------------------------
 Income from continuing operations
   before income taxes, extraordinary
   item, and cumulative effect of a change
   in accounting principle                        385.9      11.9         397.8
Income tax expense                               (132.4)     (4.6)(c)    (137.0)
--------------------------------------------------------------------------------
 Income from continuing operations
   before extraordinary item and
   cumulative effect of a change in
   accounting principle                          $ 253.5    $ 7.3       $ 260.8
================================================================================
Basic earnings per share:
  Net income from continuing operations          $ 1.15                  $ 1.19
--------------------------------------------------------             -----------
Weighted average common shares outstanding        219.6                   219.6
========================================================             ===========
Diluted earnings per share:
     Net income from continuing operations       $ 1.15                  $ 1.18
--------------------------------------------------------             -----------
Weighted average common shares and common
    share equivalents outstanding                 220.6                   220.6
========================================================             ===========


   The accompanying notes are an integral part of this pro forma information.

                             FORT JAMES CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)
                      For the Year Ended December 27, 1998



                                          Historical        Pro Forma     Pro
                                      -------------------  Adjustments   Forma
(in millions,                           Fort                 Income       Fort
except per share data)                  James   Packaging   (Expense)    James
--------------------------------------------------------------------------------
Net sales                             $7,301.1  $591.5 (d)  $14.2 (e)  $6,802.6
                                                             78.8 (f)
Cost of goods sold                    (4,965.1) (510.8)(d)  (14.2)(e)  (4,547.3)
                                                            (78.8)(f)
Selling and administrative expenses   (1,174.5)  (31.4)(d)             (1,143.1)
Restructure and other unusual items     (100.8)   (9.7)(d)                (91.1)
--------------------------------------------------------------------------------
 Income from operations                1,060.7    39.6                  1,021.1
Interest expense                        (288.5)  (23.7)(d)  $45.9 (a)    (242.6)
                                                            (23.7)(b)
Other income (expense), net               (6.2)   (0.8)(d)                 (5.4)
--------------------------------------------------------------------------------
 Income before income taxes
   and extraordinary item                766.0    15.1       22.2         773.1
Income tax expense                      (265.8)   (6.7)(d)   (8.6)(c)    (267.7)
--------------------------------------------------------------------------------
 Income before extraordinary item      $ 500.2   $ 8.4      $13.6       $ 505.4
================================================================================
Basic earnings per share:
 Income before extraordinary item        $2.29                            $2.31
-----------------------------------------------                          -------
Weighted average common
  shares outstanding                     216.1                            216.1
===============================================                          =======
Diluted earnings per share:
 Income before extraordinary item        $2.27                            $2.30
-----------------------------------------------                          -------
Weighted average common shares
 and common share equivalents
 outstanding                             217.9                            217.9
===============================================                          =======


   The accompanying notes are an integral part of this pro forma information.

                             FORT JAMES CORPORATION
                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

1)  Basis  of  Presentation

    The following unaudited pro forma financial statements give effect to the sale of the assets and liabilities of the Company's Packaging business to ACX Technologies, Inc. ("ACX") and the application of the proceeds. The unaudited pro forma balance sheet presents the consolidated financial position of Fort James assuming the disposition of the Packaging business had been consummated on June 27, 1999. The unaudited pro forma consolidated statements of operations for the six months ended June 27, 1999 and the year ended December 27, 1998, present the consolidated results of operations of Fort James assuming the disposition had been consummated as of December 28, 1997.

   The historical consolidated financial statements of Fort James are based on the unaudited consolidated balance sheet as of June 27, 1999 and unaudited consolidated statement of operations for the six months ended June 27, 1999. The results of operations for the six months ended June 27, 1999 are not necessarily indicative of the results to be expected for the full year. The pro forma consolidated statement of operations for the year ended December 27, 1998 was derived from audited consolidated financial statements as of that date.

   The  historical  combined  financial  statements  of the  Packaging  business
consist  of  the  operations,   assets,   and  liabilities  of  folding  carton,
healthcare, and microwave packaging manufacturing facilities sold to ACX.

2)  Pro Forma Balance Sheet Adjustments

   The unaudited pro forma consolidated balance sheet gives effect to the adjustments described below:

   (a) To reflect the sale of the Packaging net assets to ACX.

   (b) To reflect the net cash receipt $825 million, less estimated income tax payments and transaction costs of $145 million, and the related repayment of outstanding debt.

   (c) To record the estimated net gain on the sale.

3)  Pro  Forma   Statements  of  Operations   Adjustments

   The pro forma consolidated statements of operations give effect to the adjustments described below:

   (a) To reflect the decrease in Fort James' interest expense resulting from the receipt of net cash proceeds from the sale which were applied to repay outstanding debt. A 0.125 percentage point change in interest rates on variable rate debt would have had an immaterial effect on the pro forma adjustment.

   (b) To reverse interest expense allocated to discontinued operations in Fort James' historical financial statements.

   (c) To reflect the effect of the pro forma adjustments on income tax expense using an estimated tax rate of 38.9% for the periods presented.

   (d) To remove results of operations of the Packaging business.

   (e) To adjust for Packaging sales to Fort James facilities which are included as third-party sales in Packaging's historical financial statements and should be eliminated as intercompany sales.

   (f) To adjust for Fort James' sales to Packaging facilities which are eliminated as intercompany sales in Fort James' historical financial statements and will become third-party sales to ACX.